Exhibit 99.1

San Juan Basin Royalty Trust

News Release

San Juan Basin Royalty Trust

Declares March Cash Distribution

FORT WORTH, Texas, March 19, 2018 – Compass Bank, as Trustee of the San Juan Basin Royalty Trust (the “Trust”) (NYSE:SJT), today declared a monthly cash distribution to the holders of its Units of beneficial interest of $1,435,596.57 or $0.030801 per unit, based principally upon production during the month of January 2018. The distribution is payable April 12, 2018, to Unit Holders of record as of March 29, 2018.

The sale of San Juan Basin assets, including the oil and gas interests from which the Trust’s royalty interest was carved (“Subject Interests”), from Burlington Resources Oil & Gas Company LP (“Burlington”) to Hilcorp San Juan L.P. (“Hilcorp”) closed on July 31, 2017. Due to the transition from Burlington, Hilcorp estimated revenue for the August 2017 through November 2017 production months. Hilcorp will reconcile the actual revenue numbers versus the estimated numbers for those months and true-up any distributions, as needed. The March 2018 declaration of cash distribution reflects actual revenue and expenses for the month of January.

Gas production for the Subject Interests totaled 3,153,960 Mcf (3,504,400 MMBtu) for January 2018. Dividing revenues by production volume yielded an average gas price for January 2018 of $1.40 per Mcf ($1.26 per MMBtu) as compared to an average gas price for December 2017 of $2.35 per Mcf ($2.11 MMBtu).

The average monthly gas price Hilcorp reports to the Trust is a calculated price. It is determined by dividing gross monthly revenue by production volume, and therefore, it does not represent an average of actual sales prices. The average gas price may vary from the posted index price for the San Juan Basin. The index price is a gross sales price, and the revenues used in the calculation of average gas prices are net of transportation, processing and gathering costs. Furthermore, the distribution to the Trust in any given month may include significant volume adjustments for sales in prior months that reflect pricing for those prior months.

For the month ended January 2018, capital costs were $39,925, lease operating expenses were $2,133,895 and property taxes were $26. Severance taxes were $440,705.

Contact:	San Juan Basin Royalty Trust

Compass Bank, Trustee

300 West Seventh St., Suite B, Fort Worth, Texas 76102

website: www.sjbrt.com    e-mail: sjt.us@bbva.com

Joshua R. Peterson, Vice President & Senior Trust Officer

Kaye Wilke, Investor Relations, toll-free: (866) 809-4553